                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [X] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Martek Biosciences Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                         MARTEK BIOSCIENCES CORPORATION
                                6480 DOBBIN ROAD
                            COLUMBIA, MARYLAND 21045



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The 2002 Annual Meeting of Stockholders of Martek Biosciences Corporation will be held at the Company's headquarters, 6480 Dobbin Road, Columbia, Maryland on Thursday, March 14, 2002, at 11:00 a.m. for the following purposes:

     1. To elect four members of the Board of Directors for the term expiring at the 2005 Annual Meeting of Stockholders;

     2. To amend the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance thereunder from 30,000,000 shares to 100,000,000 shares;

     3.   To approve the 2002 Stock Incentive Plan; and

     4. To consider and act upon such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on January 24, 2002 are entitled to notice of and to vote at the meeting.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

     ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE MEETING.

                                            By Order of the Board of Directors

                                            /s/ George P. Barker
                                            ----------------------------
                                            GEORGE P. BARKER
                                            Secretary


Columbia, Maryland
February 8, 2002

                         MARTEK BIOSCIENCES CORPORATION
                                6480 DOBBIN ROAD
                            COLUMBIA, MARYLAND 21045

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 14, 2002

     This Proxy Statement is furnished on or about February 8, 2002 to stockholders of Martek Biosciences Corporation (the "Company"), 6480 Dobbin Road, Columbia, Maryland 21045, in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting"). The Annual Meeting will be held on Thursday, March 14, 2002 beginning at 11:00 A.M. local time at the Company's headquarters, 6480 Dobbin Road, Columbia, Maryland. The stockholder giving the proxy has the power to revoke the proxy at any time before it is exercised. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

     The Company will bear the cost of soliciting proxies. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Company's Common Stock, and normal handling charges may be paid for such forwarding service. Officers and other management employees of the Company may solicit proxies by mail or by personal interview, telephone or telecopy. They will receive no additional compensation for their services.

     At the close of business on January 24, 2002, there were 20,878,376 shares of the Common Stock of the Company outstanding and entitled to vote at the meeting. There were 184 stockholders of record as of January 24, 2002. Only stockholders of record on January 24, 2002 will be entitled to vote at the meeting, and each share will have one vote.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     The Board of Directors consists of ten members. The Board is divided into three classes of directors. At each Annual Meeting, members of one of the classes, on a rotating basis, are elected for a three-year term. At this meeting, four directors for the term expiring at the 2005 Annual Meeting of Stockholders are to be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. Proxies representing shares held on the record date which are returned duly executed will be voted, unless otherwise specified, in favor of the four nominees for the Board named below. All such nominees are currently directors of the Company. There is no nominating committee of the Board.

     Unless otherwise instructed on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named as nominees. Each of the nominees has consented to be named herein and to serve on the Board if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election in his or her stead, such other person as the Board may recommend.

     The following table presents information concerning persons nominated for election as directors of the Company and for those directors whose term of office will continue after the meeting, including their current membership on committees of the Board of Directors, principal occupations or affiliations during the last five years and certain other directorships held. For additional information concerning the nominees for director, including stock ownership and compensation see "Directors Fees," "Beneficial Ownership of Common Stock," and "Compensation."

NOMINEES FOR ELECTION AS A DIRECTOR FOR TERMS EXPIRING IN 2005:

Henry Linsert, Jr .................   Mr. Linsert joined Martek as Chairman of the Board in
Age 61                                1988 and became Chief Executive Officer in 1989. From
                                      1987 to 1988 he was primarily engaged as President of
                                      American Technology Investments Corp., a consulting
                                      company specializing in the development and financing
                                      of early stage companies in the Mid-Atlantic area. He
                                      was President and Chief Executive Officer of Suburban
                                      Capital Corporation, a venture capital subsidiary of
                                      Sovran Financial Corporation (now Bank of America),
                                      from 1983 to 1987. Prior to 1983, Mr. Linsert was Vice

                                      President of Inverness Capital Corporation, a small
                                      business investment company, and Vice President of
                                      First Virginia Bank. He also served as a Captain in the
                                      U.S. Marine Corps and as an artillery officer in
                                      Vietnam. He received an M.A. in economics from George
                                      Washington University and a B.A. from Duke University.

Jules Blake, Ph.D. ...............    Member - Audit Committee.
Age 77                                Dr. Blake served as Vice President of Research and
                                      Development, and later Vice President, Corporate
                                      Scientific Affairs, for Colgate-Palmolive from 1973
                                      until 1989. Following his retirement in 1989, Dr. Blake
                                      accepted an appointment as Industrial Research
                                      Institute Fellow at the Office of Science and
                                      Technology Policy, Executive Office of the President,
                                      where he served until 1991. Dr. Blake also serves as a
                                      director for Gene Logic, Inc. (biotechnology). Dr.
                                      Blake has been a director of the Company since 1990.

Ann L. Johnson, M.D. ..............   Member - Compensation Committee.
Age 65                                Dr. Johnson has served as a physician on the
                                      neonatology staff of Mills Peninsula Hospital since
                                      1992. Dr. Johnson has a private practice in psychiatry
                                      and psychopharmacology. Dr. Johnson has been a director
                                      of the Company since March 1995.

Sandra Panem, Ph.D. ...............   Member - Audit Committee.
Age 55                                Dr. Panem is a partner in Cross Atlantic Partners, an
                                      investment company specializing in biotechnology and
                                      healthcare. Prior to 1999, Dr. Panem was President of
                                      Vector Fund Management, L.P. ("VFM"), which focused on
                                      later-stage companies. Prior to joining VFM, she served
                                      as Vice President and Portfolio Manager for the
                                      Oppenheimer Global BioTech Fund, a mutual fund that
                                      invested in public and private biotechnology companies.
                                      Prior to joining Oppenheimer, Dr. Panem was a Vice
                                      President at Salomon Brothers Venture Capital, a fund
                                      focused on early and later-stage life sciences and
                                      technology investments. Dr. Panem also serves as a
                                      director for Bioject, Inc. (healthcare equipment
                                      manufacturer) and Synaptic Pharmaceutical Corporation
                                      (biotechnology). Dr. Panem has been a director of the
                                      Company since May 1995. Prior to that time, she served
                                      as a director from June 1990 until February 1993.

DIRECTORS CONTINUING IN OFFICE:
Douglas J. MacMaster, Jr ..........   Member - Compensation Committee.
Age 71                                Mr. MacMaster served in various management positions at
                                      Merck & Co., Inc. ("Merck") from 1961 to 1988, at which
                                      time he was appointed Senior Vice President responsible
                                      for ten divisions, including Manufacturing and
                                      Technology, and Pharmaceutical Manufacturing. Mr.
                                      MacMaster retired from Merck in 1991 and currently
                                      serves as a director for Neose Technologies, Inc.
                                      (biotechnology) and Stratton Mutual Funds. Mr.
                                      MacMaster has been a director of the Company since
                                      1993. His term expires in 2004.

John H. Mahar .....................   Member - Compensation Committee.
Age 67                                Mr. Mahar.has served as President of Hillside
                                      Management, a consulting firm, since 1992. From 1991 to
                                      1992, Mr. Mahar was a Vice President at Salomon
                                      Brothers Inc., serving as a principal for the Venture
                                      Capital Fund. From 1985 to 1991, Mr. Mahar was
                                      Executive Vice President and Chief Operating Officer of
                                      Elf Technologies, Inc., a venture capital firm. Mr.
                                      Mahar was reelected as a director of the Company in
                                      February 1993. Prior to that time, he served as a
                                      director of the Company from 1988 until 1991. His term
                                      expires in 2004.

Eugene H. Rotberg .................   Member - Audit Committee.

Age 72                                Since 1990, Mr. Rotberg has been an independent advisor
                                      to international development and financial
                                      institutions. From 1987 to 1990, Mr. Rotberg was
                                      Executive Vice President and a member of the Executive
                                      Committee at Merrill Lynch & Co., Inc. From 1969 to
                                      1987, Mr. Rotberg was Vice President and Treasurer of
                                      the World Bank. Mr. Rotberg has been a director of the
                                      Company since 1992. His term expires in 2004.

Gordon S. Macklin .................   Member - Audit Committee.
Age 73                                Mr. Macklin serves as Deputy Chairman for White
                                      Mountains Insurance Group, Ltd., and is a director of
                                      MedImmune, Inc. (biotechnology), Overstock.com
                                      (internet sales), WorldCom, Inc., Spacehab, Inc.
                                      (aerospace technology) and director, trustee, or
                                      managing general partner, as the case may be, for 48 of
                                      the investment companies in the Franklin Templeton
                                      Group of Funds. Mr. Macklin was formerly the Chairman
                                      of White River Corporation (financial services), the
                                      President of the National Association of Securities
                                      Dealers, Inc. (1970 - 1987) and the Chairman of
                                      Hambrecht and Quist Group. Mr. Macklin has been a
                                      director of the Company since November 1998. His term
                                      expires in 2003.

Dr. Richard J. Radmer .............   Dr. Radmer, a founder of Martek, has served since 1985
Age 59                                as a director and as President and Chief Scientific
                                      Officer of the Company. Prior to 1985, he worked for 17
                                      years at Martin Marietta Corp. where he headed the
                                      Biosciences Department which performed research to
                                      develop new products from microalgae, among other
                                      activities. He has served as an Adjunct Associate
                                      Professor and Associate Member of the Graduate Faculty
                                      at the University of Maryland. Dr. Radmer received a
                                      Ph.D. in biology, a M.S. in botany and a B.S. in
                                      biochemistry from the University of Chicago. He
                                      completed his Ph.D. studies while in residence at
                                      Harvard University. His term expires in 2003.

William D. Smart ..................   Member - Compensation Committee.
Age 75                                From.1955 until his retirement in 1987, Mr. Smart
                                      served in a variety of capacities for Abbott
                                      Laboratories, a pharmaceutical and healthcare company,
                                      most recently as President of Ross Laboratories, the
                                      nutritional products division of Abbott Laboratories,
                                      and Corporate Vice President of Abbott Laboratories.
                                      Mr. Smart has been a director of the Company since
                                      1991. His term expires in 2003.

BOARD COMMITTEES

     The Board has established a Compensation Committee and an Audit Committee.

     The Compensation Committee of the Board of Directors (the "Compensation Committee") has the authority and performs all the duties related to the compensation of management of the Company, including determining policies and practices, changes in compensation and benefits for management, determination of employee benefits and all other matters relating to employee compensation. The Compensation Committee also administers the Company's 1986 Stock Option Plan, as amended and restated in 1992, the Company's 1997 Stock Option Plan and the Company's 2001 Stock Option Plan (collectively the "Option Plan"). This Committee met three times during fiscal year 2001. During the fiscal year ended October 31, 2001, the Compensation Committee consisted of Messrs. MacMaster, Mahar, and Smart and Dr. Johnson.

     The Audit Committee of the Board of Directors (the "Audit Committee") reviews the adequacy of the internal accounting and internal control procedures of the Company, reviews the independence of the public accountants, consults with the Company's independent accountants and reviews the plan and scope of their audits as well as their findings and recommendations upon completion of the audit. The audit committee met twice during fiscal year 2001. During fiscal year 2001, the audit committee consisted of Dr. Blake, Mr. Macklin, Mr. Rotberg, and Dr. Panem.

ATTENDANCE AT MEETINGS

     In addition to Committee meetings, during fiscal year 2001, the Board held six meetings. All directors of the Company attended 75% or more of all Board meetings and Committee meetings on which each director served.

DIRECTORS' FEES

     Each director who is not an employee of the Company receives an annual retainer of $10,000, plus expenses. These directors are also eligible to receive options under the Company's Option Plan. Currently, each eligible director receives each year options to purchase 15,000 shares of stock on the day of the Company's Annual Meeting of Stockholders, provided he or she has served as a Director of the Company for at least one year as of such Annual Meeting of Stockholders or otherwise has received Board approval for the grant. In addition, each newly elected director receives options to purchase 15,000 shares of the Company's Common Stock upon joining the Board. Directors may also be compensated for special assignments delegated by the Board. In the year ended October 31, 2001, each non-employee director received options resulting from their service as a Director to purchase 15,000 shares at $14.5625 per share under the Option Plan. All option grants to Directors are granted at the closing price for the Company's Common Stock as reported on the NASDAQ Stock Market on the day prior to the date of grant.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Securities Exchange Act of 1934 requires the Company's directors, executive officers and 10% stockholders to file reports of ownership of equity securities of the Company and to furnish copies of such reports to the Company. Based solely on a review of such reports, the Company believes that, during the fiscal year ended October 31, 2001, all such filing requirements were met.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth certain information as of December 31, 2001 (unless otherwise specified) with respect to the beneficial ownership of the Company's Common Stock of each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, each director and nominee, each Named Executive Officer (as defined below) and all directors and executive officers as a group:

                                                 SHARES
NAME AND ADDRESS OF                           BENEFICIALLY
BENEFICIAL OWNERS                                OWNED (1)          PERCENTAGE OF CLASS
-----------------                             -------------         -------------------
Eastbourne Capital Management, L.L.C.
     1101 Fifth Avenue, Suite 160
     San Rafael, California 94901...........   2,284,693  (2)             10.93%
State of Wisconsin Investment Board
     121 East Wilson Street
     Madison, WI 53707......................   2,138,625                  10.33%
The College Retirement Equities Fund
     730 Third Avenue
     New York, NY 10017.....................   1,283,694                  6.18%
George W. Haywood
     642 Second Street
     Brooklyn, New York 11215...............   1,192,773  (3)             5.71%
Henry Linsert, Jr. .........................     591,290  (4)             2.80%
Richard J. Radmer, Ph.D. ...................     584,000  (5)             2.79%
Thomas C. Fisher ...........................     237,505  (6)             1.13%
Jerome C. Keller ...........................     217,000  (7)             1.03%
Peter L. Buzy ..............................      84,000  (8)               *
George P. Barker ...........................      40,885  (9)               *
Jules Blake, Ph.D ..........................      70,455  (10)              *
Ann L. Johnson, M.D. .......................      59,500  (11)              *
Gordon S. Macklin ..........................     151,143  (12)              *
Douglas J. MacMaster .......................      68,500  (13)              *
John H. Mahar ..............................      59,350  (14)              *
Sandra Panem, Ph.D. ........................     592,136  (15)            2.83%
Eugene H. Rotberg ..........................     100,250  (16)              *
William D. Smart ...........................      97,000  (17)              *
All Executive Officers and Directors
as a group (14 persons) ....................   2,953,014                  13.20%

-------------------------------------------

   * Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of December 31, 2001 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrant but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)  Includes currently exercisable warrants to purchase 147,784 shares.

(3)  Includes currently exercisable warrants to purchase 131,173 shares.

(4)  Includes currently exercisable options to purchase 366,000 shares.

(5) Includes 175,000 shares owned by Dr. Radmer's wife, 225,000 shares owned by the Radmer Family L.P., and currently exercisable options to purchase 184,000 shares. Excludes 59,300 shares owned by other members of Dr. Radmer's family as Dr. Radmer disclaims beneficial ownership of those shares.

(6)  Includes currently exercisable options to purchase 179,000 shares.

(7)  Includes currently exercisable options to purchase 214,000 shares.

(8)  Consists of currently exercisable options to purchase 84,000 shares.

(9)  Includes currently exercisable options to purchase 40,000 shares.

(10) Includes currently exercisable options to purchase 58,500 shares.

(11) Includes currently exercisable options to purchase 57,500 shares.

(12) Includes 40,000 shares owned by The Gordon S. Macklin Family Trust, 31,143 shares owned by The Macklin Family Limited Partnership, 30,000 shares owned by The Macklin Family Limited Partnership - MD and currently exercisable options to purchase 50,000 shares. Excludes 2,000 shares owned by other members of Mr. Macklin's family and 20,000 shares owned by The Marilyn Macklin Family Trust as Mr. Macklin disclaims beneficial ownership of those shares.

(13) Includes currently exercisable options to purchase 58,500 shares.

(14) Consists of currently exercisable options to purchase 59,350 shares.

(15) Includes 440,946 shares owned and currently exercisable warrants to purchase 88,190 shares held by Cross Atlantic Partners. Dr. Panem, a director of the Company, is a partner in Cross Atlantic Partners and thus may be deemed to have beneficial ownership of the shares owned by them. Dr. Panem currently owns 5,500 shares of common stock and holds currently exercisable options to purchase 57,500 shares.

(16) Includes currently exercisable options to purchase 58,500 shares.

(17) Includes currently exercisable options to purchase 58,500 shares.

COMPENSATION

EXECUTIVE COMPENSATION

     The table below sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended October 31, 2001, 2000 and 1999 of (i) the Chief Executive Officer and (ii) the five other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 (the "Named Executive Officers").


SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                       ANNUAL COMPENSATION        COMPENSATION AWARDS
                                     -----------------------      -------------------
NAME AND                                                             SECURITIES
PRINCIPAL                                                            UNDERLYING
POSITION                 YEAR       SALARY ($)  BONUS($) (1)         OPTIONS (#)
--------                 ----       ----------  ------------         -----------
Henry Linsert, Jr.,      2001        286,167       82,700               75,000
Chief Executive          2000        250,667       51,700               60,000
Officer                  1999        235,000       32,900              210,000

Thomas C. Fisher,        2001        179,067       44,050               50,000
Sr. Vice President,      2000        162,133       33,440               40,000
Operations               1999        152,000       21,280               90,000

Richard Radmer           2001        167,393       39,771               50,000
President                2000        132,907       26,700               40,000
                         1999        117,749       15,978               40,000

Jerome C. Keller,        2001        179,067       50,980               50,000
Sr. Vice President,      2000        162,133       33,440               40,000
Sales and Marketing      1999        152,000       21,280               40,000

Peter L. Buzy,           2001        182,400       52,360               50,000
Chief Financial          2000        162,133       33,440               40,000
Officer                  1999        147,500       21,280               40,000

George P. Barker,        2001        178,333       43,790               50,000
Sr. Vice President,      2000         65,792       13,933               50,000
General Counsel and      1999          ---          ---                  ---
Secretary (2)

---------------------

(1) All Named Executive Officers received bonuses based on performance in fiscal year 2001 pursuant to the Company's Management Cash Bonus Incentive Plan (the "Bonus Plan").

(2)  Mr. Barker joined the Company in June 2000.

OPTIONS GRANTED IN LAST FISCAL YEAR

     Shown below is information on grants to the Company's Chief Executive Officer and the Named Executive Officers of stock options pursuant to the Option Plan during the year ended October 31, 2001.

                                                                                      POTENTIAL REALIZABLE VALUE
                                                                                       AT ASSUMED ANNUAL RATES
                                                                                     OF STOCK PRICE APPRECIATION
                                           INDIVIDUAL GRANTS                             FOR OPTION TERM (3)
                      ------------------------------------------------------------   ---------------------------
                                          PERCENTAGE OF
                          NUMBER OF       TOTAL OPTIONS     EXERCISE
                         SECURITIES         GRANTED TO         OR
                         UNDERLYING        EMPLOYEES IN       BASE
                       OPTIONS GRANTED     FISCAL YEAR       PRICE      EXPIRATION
NAME                       (#)(1)              2001         ($/SH)(2)      DATE          5% ($)       10% ($)
----                   ---------------    -------------     ---------   ----------       ------       -------
Henry Linsert, Jr.         75,000               8.7          14.5625      3/16/11        686,871     1,740,666
Thomas C. Fisher           50,000               5.8          14.5625      3/16/11        457,914     1,160,444
Richard Radmer             50,000               5.8          14.5625      3/16/11        457,914     1,160,444
Jerome C. Keller           50,000               5.8          14.5625      3/16/11        457,914     1,160,444
Peter L. Buzy              50,000               5.8          14.5625      3/16/11        457,914     1,160,444
George P. Barker           50,000               5.8          14.5625      3/16/11        457,914     1,160,444

-------------------

(1) Options become exercisable ratably beginning six months from the date of grant through four years from the date of grant.

(2) Options were granted at the closing price for the Company's Common Stock as reported on the NASDAQ stock market on the day prior to the date of the grant.

(3) The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock price increases from the respective dates of grant in fiscal 2001 to the respective dates of expiration of such options in 2011 of 5% and 10%. These assumptions are not intended to forecast future price appreciation of the Company's stock price. The Company's stock price may increase or decrease in value over the time period set forth above.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     Shown below is information with respect to the exercise of options to purchase the Company's Common Stock during fiscal 2001 under the Option Plan and unexercised options held under the Option Plan on October 31, 2001.


                                                              NUMBER OF
                                                        SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                                      HELD AT OCTOBER 31, 2001(#)    AT OCTOBER 31, 2001 ($)(1)
                                                      ---------------------------   ----------------------------
                        SHARES
                        ACQUIRED
                          ON             VALUE
NAME                  EXERCISE(#)      REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                  -----------      -----------    -----------   -------------   -----------    -------------
Henry Linsert, Jr.           ---           ---          366,000         159,000     3,103,077        1,695,026
Thomas C. Fisher            10,000       188,606        179,000          86,000     1,170,018          846,217
Richard Radmer               ---           ---          184,000          66,000     1,226,918          562,417
Jerome C. Keller            20,000       364,610        214,000          66,000     1,607,668          562,417
Peter L. Buzy               14,000       258,860         84,000          72,000       517,710          587,805
George P. Barker             ---           ---           40,000          60,000       151,350          227,025

-------------------

(1) Total value of unexercised options is based on the closing price of the Company's Common Stock of $20.44 per share on October 31, 2001.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Gordon S. Macklin Family Trust purchased 20,000 shares of the Company's common stock pursuant to a Stock Purchase Agreement in a private equity placement that closed in December 2001. Gordon Macklin, a director of the Company, is the sole trustee and beneficiary of The Gordon Macklin Family Trust. The Company sold the common stock to The Gordon S. Macklin Family Trust and to 17 other accredited investors on substantially the same terms in a private placement in reliance on the exemption set forth in Section 4(2) of the Securities Act of 1933 and the rules and regulations thereunder.

     Cross Atlantic Partners purchased 440,946 shares and received warrants to purchase 88,190 shares of the Company's common stock pursuant to a Common Stock and Warrant Purchase Agreement in a private equity placement that closed in February 2001. Sandra Panem, a director of the Company, is a partner of Cross Atlantic Partners. The Company sold the common stock to Cross Atlantic Partners and 11 other accredited investors on substantially the same terms in a private placement in reliance on the exemption set forth in Section 4(2) of the Securities Act of 1933 and the rules and regulations thereunder.

EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements with Mr. Linsert and Dr. Radmer in May of 1990. The agreement with Mr. Linsert provides for an annual salary of $120,000, which is subject to normal periodic review. In 2001, the Board of Directors voted to increase Mr. Linsert's base annual salary to $300,000. This agreement does not have a fixed term, but can be terminated with six months written notice by either Mr. Linsert or the Company. This agreement also prohibits Mr. Linsert from engaging in activities competitive with those of the Company during the period of Mr. Linsert's employment and for one year after leaving the employ of the Company. The agreement with Dr. Radmer initially provided for an annual salary of $86,000, subject to normal yearly adjustments. This agreement is extended automatically for successive one year periods and can be terminated upon six months written notice given prior to the end of such successive one year period by either the Company or Dr. Radmer. In 2001, the Board voted to increase Dr. Radmer's base annual salary to $190,000.

     In June 2000, the Company entered into an employment agreement with Mr. Barker that provides for an annual salary of $167,000. The agreement has a three-year term and provides for a severance fee of up to twelve months' salary. The agreement provides that the severance fee shall be reduced by one-twelfth for each month that Mr. Barker's length of employment exceeds twelve months. The agreement further provides that the severance pay shall be paid, without any reduction, if the agreement is terminated under certain circumstances following a change of control of the Company. In 2001, the Board voted to increase Mr. Barker's base annual salary to $184,000.

AUDIT COMMITTEE REPORT

     The Audit Committee in fiscal 2001 consisted of Dr. Blake, Mr. Macklin, Mr. Rotberg, and Dr. Panem, all of whom meet the independence and experience requirements of Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Audit Committee's responsibilities are as described in a written Charter adopted by the Board, which was attached as Appendix 1 to the 2001 Proxy Statement.

     The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended October 31, 2001 with management and with the Company's independent auditors, Ernst & Young LLP ("E&Y"). The Audit Committee has discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", and has discussed with E&Y their independence. Based on the Audit Committee's review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended October 31, 2001 be included in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2001 for filing with the Securities and Exchange Commission.

               Submitted by the members of the Audit committee:

               Eugene H. Rotberg (Chairman)
               Sandra Panem, Ph.D.
               Jules Blake, Ph.D.
               Gordon S. Macklin

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     No director or executive officer of the Company is a director or executive officer of any other corporation that has a director or executive officer who is also a director or a board committee member of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has furnished the following report on its policies with respect to the compensation of executive officers. The report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, (the "1934 Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended, or the 1934 Act.

     Decisions on compensation of the Company's executive officers generally are made by the Compensation Committee of the Board. No member of the Compensation Committee is an employee of the Company. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by its full Board, except for decisions concerning grants under the Option Plan.

     COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS. The Company's executive compensation policies are intended to provide competitive levels of compensation that reflect the Company's annual and long-term performance goals, reward superior corporate performance, and assist the Company in attracting and retaining qualified executives. Total compensation for each of the Named Executive Officers as well as the other senior executives is comprised of three principal components: base salary, annual incentive compensation and grants of options to purchase the Company's Common Stock. The base salaries are fixed at levels which the Compensation Committee believes are comparable to those of executives of similar status in the biosciences industry. In addition to base salary, each executive officer is eligible to receive an annual bonus tied to the Company's success in achieving certain annual performance measures, as well as individual performance. The Board and the Compensation Committee also believe that longer-term incentives are appropriate to motivate and retain key personnel and that stock ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. Accordingly, the Compensation Committee has a policy of considering annual grants of stock options to executive officers under the Option Plan.

     COMPENSATION DEDUCTIBILITY POLICY. Under Section 162 (m) of the Code, and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to the five most highly compensated executive officers. Performance-based compensation that has been approved by stockholders, however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of "outside directors" as defined for purposes of Section 162 (m). All of the members of the Compensation Committee qualify as "outside directors." The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162 (m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to executive officers of the Company.

     The following describes in more specific terms the three elements of compensation that form the Compensation Committee's compensation policies reported for fiscal 2001:

     BASE SALARY. Each year the Chief Executive Officer recommends to the Compensation Committee a base salary level for each of the Named Executive Officers and other senior executives. In formulating such recommendations, the Chief Executive Officer considers industry, peer group and national surveys and performance judgments as to the past and expected future contributions of the individual senior executives. The Compensation Committee then reviews the recommendations and fixes the base salaries of each of the executive officers and of the Chief Executive Officer based on available competitive compensation data and the Compensation Committee's assessment of each officer's past performance and its expectation as to future contributions.

     MANAGEMENT CASH BONUS INCENTIVE PLAN. The Compensation Committee administers the Bonus Plan, which was instituted in 1993 and is designed to compensate key management personnel for reaching certain performance milestones and to aid the Company in attracting, retaining and motivating personnel required for the Company's continued growth. The size of the pool of funds available to be paid to eligible participants under the Bonus Plan is set by the Compensation Committee, subject to approval by the Board, as a percentage of the combined annual salaries of eligible participants. The size of the pool is based on a review of the Company's performance for the previous year as it relates to the corporate performance objectives set at the beginning of that year. Bonuses will be paid to eligible participants during the first quarter of the following fiscal year based upon the results of individual performance measured against individual objectives set at the beginning of the year. Currently, Messrs. Linsert, Radmer, Fisher, Barker, Keller, Buzy and other senior executives are eligible to participate in the Bonus Plan.

     In fiscal 1999, $201,898 was paid under the Bonus Plan, representing 12% of all cash compensation paid to the Company's senior management, in fiscal 2000, $297,793 was paid under the Bonus Plan, representing 17% of all cash compensation paid to the Company's senior management, and in fiscal 2001, $415,340 was paid under the Bonus Plan, representing 18% of all cash compensation paid to the Company's senior management.

     LONG TERM COMPENSATION THROUGH STOCK OPTIONS. The Company makes grants under the Company's Option Plan. The Option Plan is administered by the Compensation Committee. Options granted in fiscal 2001 had exercise prices ranging from $13.94 to $24.85 per share representing the fair market value of the Company's Common Stock at the time of the grants. Options granted under the Option Plan vest over varying terms as determined by the Committee at the time of grant. Individual option grants were made by the Compensation Committee based upon recommendations of the Chief Executive Officer and the Compensation Committee's own deliberations as to the individual's contribution to the Company, overall level of compensation and seniority.

     OTHER COMPENSATION PLANS. The Company maintains a defined contribution plan (the "401(k) Plan") which is intended to satisfy the tax qualification requirements of Sections 401(a), 401(k) and 401(m) of the Code. The Company's senior executives are eligible to participate in the 401(k) Plan and are permitted to contribute up to the maximum percentage allowable without exceeding the limits of Code Sections 401(k), 404 and 415 (i.e., $10,500 in 2001). All amounts deferred by a participant under the 401(k) Plan's salary reduction feature vest immediately in the participant's account while contributions the Company may make would vest over a five year period in the participant's account. While the Company may make "matching contributions" equal to a discretionary percentage, to be determined by the Company, of a participant's salary reductions, the Company has never made such contributions and has not yet determined whether to make such matching contributions in the future.

     MR. LINSERT'S 2001 COMPENSATION. Mr. Linsert generally participates in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, his compensation also consists of annual base salary, annual bonus and stock options granted under the Company's Option Plan. To date, he has received 800,000 options under the Option Plan. The Committee's general approach in setting Mr. Linsert's compensation is not only to be competitive with other companies in the industry, but also to have up to one-third of his total compensation based upon the Company's performance.

               Submitted by the Members of the Compensation Committee:

               Ann L. Johnson, M.D.
               Douglas J. MacMaster, Jr.
               John H. Mahar
               William D. Smart

                                PERFORMANCE GRAPH

     The following graph sets forth the Company's total cumulative stockholder return as compared to the NASDAQ Composite Index and the JP Morgan H&Q Biotechnology Index for the period beginning October 31, 1996 and ending October 31, 2001. Total stockholder return assumes $100.00 invested at the beginning of the period in the Common Stock of the Company, the stocks represented in the NASDAQ Composite Index and the JP Morgan H&Q Biotechnology Index, respectively. Total return assumes reinvestment of dividends; the Company has paid no dividends on its Common Stock. Historical price performance should not be relied upon as indicative of future stock performance.

                COMPARISON OF 5 YEAR5 CUMULATIVE TOTAL RETURN*

                     AMONG MARTEK BIOSCIENCES CORPORATION,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                  AND THE JP MORGAN H & Q BIOTECHNOLOGY INDEX

                                                      Cumulative Total Return
                                       ----------------------------------------------------
                                        10/96    10/97    10/98    10/99    10/00    10/01
MARTEK BIOSCIENCES CORPORATION         100.00    51.74    36.05    37.79   100.00    95.07
NASDAQ STOCK MARKET (U.S.)             100.00   131.58   147.20   248.85   280.77   125.02
JP MORGAN H & Q BIOTECHNOLOGY          100.00   102.10   121.23   217.06   377.31   241.30

* $100 Invested on 10/31/1996 in stock or index - including Reinvestment of dividends fiscal year ending October 31.

                                   PROPOSAL 2

ADOPTION OF AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER FROM 30,000,000 TO 100,000,000 SHARES

     The Board of Directors of the Company has recommended that paragraph I of Article FOURTH of the Company's Restated Certificate of Incorporation, as amended (the "Charter"), be amended to increase the authorized shares of Common Stock from 30,000,000 to 100,000,000. The text of the recommended Amendment is as follows:

        The total number of shares of all classes of stock which the Corporation has authority to issue is 105,000,000 shares, having an aggregate par value of $10,050,000 of which 100,000,000 shares of the par value of $0.10 per share amounting in aggregate par value to $10,000,000 shall be Common Stock, and 5,000,000 shares of the par value of $0.01 per share amounting in aggregate par value to $50,000 shall be Preferred Stock.

     As of December 31, 2001, there were 20,756,786 shares of Common Stock outstanding. In addition, as of December 31, 2001, options to purchase 3,478,760 shares were outstanding, and warrants to purchase 664,072 shares of our Common Stock were outstanding. Also, as of December 31, 2001, approximately 800,000 shares were reserved for issuance through options that may be, but have not yet been, issued under the Company's 2001 Stock Option Plan. Thus, at December 31, 2001, the Company had approximately 25,700,000 shares of Common Stock outstanding or reserved for issuance. The Company also expects to issue up to approximately 400,000 shares of Common Stock in its planned acquisition of the assets of FermPro Manufacturing L.P., and is requesting stockholder approval of a 2002 Stock Incentive Plan that would further increase the shares reserved for issuance under stock options by 1,000,000 shares. Therefore, the Company has nearly exhausted the number of shares of authorized common stock provided for in the Charter, and will be constrained in its ability to raise additional equity capital or undertake other corporate transactions without an increase in the authorized shares.

     The authorization of a total of 100,000,000 shares of Common Stock would give the Board the express authority, without further action of the Company's stockholders, to issue such shares of Common Stock from time to time as the Board deems necessary or advisable, unless stockholder approval was specifically required by applicable law or rules of any securities market on which the Company's securities may be traded. The Company expends substantial funds on research and development, product testing, capital expenditures at our manufacturing facilities, and the manufacturing and marketing of our products. The Board believes that having the additional shares authorized and available for issuance will allow the Company to have greater flexibility in considering potential future actions involving the issuance of stock, which may be desirable or necessary to accommodate the Company's business plan, including capital raising transactions. In addition, the Board believes it is necessary to have the ability to issue such additional shares for general corporate purposes. These purposes may include acquisition transactions, stock dividends or distributions, and shares that may be issued in connection with future issuances of stock options or warrants. The Company has no current plans or proposals to issue any portion of the additional shares of Common Stock. However, the Company's expectations for future growth make it possible that the need to issue additional shares of Common Stock in the future will arise prior to the 2003 Annual Meeting of Stockholders, and adoption of the proposed amendment at this time will avoid the expense and potentially damaging delay of calling or holding a special stockholder meeting to consider an amendment at a later time. It is the Company's belief that the vast majority of public companies in the United States maintain an authorized share capital well in excess of the number of shares outstanding in order to have needed flexibility, and that it is prudent for the Company to be in a similar position.

     Although the proposed increase in the authorized capital stock of the Company could be construed as having potential anti-takeover effects, neither the Board nor management of the Company views this proposal in that perspective. Nevertheless, the Company could use the additional shares to frustrate persons seeking to effect a takeover or otherwise gain control of the Company by, for example, privately placing shares to purchasers who might side with the Board in opposing a hostile takeover bid. The Company is not aware of any such hostile takeover bid at this time. Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the Amended By-Laws of the Company or certain provisions of the Charter would not receive the requisite vote required. Such uses of the Common Stock could render more difficult or discourage an attempt to acquire control of the Company, if such transactions were opposed by the Board. Further, an issuance of additional shares by the Company could have the effect on the potential realizable value of a stockholder's investment in the Company. In the absence of a proportionate increase in the Company's earnings and book value, an increase in the aggregate number of outstanding shares of Common Stock would dilute the earnings per share and book value per share of all outstanding shares of the Company's Common Stock. The foregoing factors, if reflected in the price per share of Common Stock, could adversely affect the realizable value of a stockholder's investment in the Company.

     The Board of Directors believes that approval of the proposed amendment to the Company's Charter to increase the number of authorized shares of Common Stock from 30,000,000 shares to 100,000,000 shares is in the best interests of all stockholders. The affirmative vote of a majority of the outstanding common stock entitled to vote at the Annual Meeting is required to approve Proposal 2. The Board of Directors recommends a vote FOR the approval of Proposal 2. Your proxy will be so voted unless you specify otherwise.

                                   PROPOSAL 3
               APPROVAL OF THE COMPANY'S 2002 STOCK INCENTIVE PLAN

     This section provides a summary of the terms of the 2002 Stock Incentive Plan and the proposal to approve the plan.

     The Board of Directors approved the 2002 Stock Incentive Plan on January 24, 2002, subject to approval from our shareholders at this meeting. We are asking our shareholders to approve our 2002 Stock Incentive Plan as we believe that approval of the plan is essential to our continued success. The purpose of the 2002 Stock Incentive Plan is to attract and to encourage the continued employment and service of, and maximum efforts by, officers, directors, key employees and other key individuals by offering those persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. In the judgment of the Board of Directors, a grant under the 2002 Stock Incentive Plan will be a valuable incentive and will serve to the ultimate benefit of shareholders by aligning more closely the interests of 2002 Stock Incentive Plan participants with those of our shareholders.

     The number of shares of Common Stock reserved for issuance under the 2002 Stock Incentive Plan is equal to a maximum of 1,682,000 shares of Common Stock reduced by any shares of Common Stock (up to a maximum of 682,000 shares) that are subject to option grants made under the 2001 Stock Option Plan between January 24, 2002 and the date the 2002 Stock Incentive Plan is approved by our stockholders. As of January 24, 2002, there were 682,000 shares of Common Stock available for grant under the 2001 Stock Option Plan. The 2001 Stock Option Plan will be terminated if the 2002 Stock Incentive Plan is approved by our shareholders. However, options previously granted under the 2001 Stock Option Plan will remain outstanding, subject to the terms and conditions of the 2001 Stock Option Plan. On the Record Date, the closing price of our Common Stock was $27.60 per share. There are currently no participants in the 2002 Stock Incentive Plan. Because participation and the types of awards under the 2002 Stock Incentive Plan are subject to the discretion of the Compensation Committee, the benefits or amounts that will be received by any participant or groups of participants if the 2002 Stock Incentive Plan is approved are not currently determinable. On the Record Date, there were approximately 6 executive officers, 157 employees and 8 non-employee directors of the Company and its subsidiaries who were eligible to participate in the 2002 Stock Incentive Plan.

     The affirmative vote of a majority of the shares of Common Stock voted at the Annual Meeting is required to approve the 2002 Stock Incentive Plan. The Board of Directors recommends that shareholders vote FOR the approval of the 2002 Stock Incentive Plan. Unless you indicate otherwise, your properly executed proxy will be voted in favor of Proposal 3 to approve the 2002 Stock Incentive Plan.

DESCRIPTION OF THE PLAN

     A description of the provisions of the 2002 Stock Incentive Plan is set forth below. This summary is qualified in its entirety by the detailed provisions of the 2002 Stock Incentive Plan, a copy of which is attached as
Exhibit 1 to this proxy statement.

     ADMINISTRATION. The 2002 Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors. Subject to the terms of the plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the plan.

     COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN. The Common Stock issued or to be issued under the 2002 Stock Incentive Plan consists of authorized but unissued shares and treasury shares. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any Common Stock, then the number of shares of Common Stock counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2002 Stock Incentive Plan.

     ELIGIBILITY. Awards may be made under the 2002 Stock Incentive Plan to employees of or service providers to the Company or any of our affiliates, including any such employee who is an officer or director of us or of any affiliate, and to any other individual whose participation in the plan is determined to be in the best interests of the Company by the Board of Directors.

     AMENDMENT OR TERMINATION OF THE PLAN. The Board of Directors may terminate or amend the plan at any time and for any reason. The 2002 Stock Incentive Plan shall terminate in any event ten years after its effective date. Amendments will be submitted for shareholder approval to the extent required by the Internal Revenue Code or other applicable laws.

     OPTIONS. The 2002 Stock Incentive Plan permits the granting of options to purchase shares of Common Stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options.

     The exercise price of each stock option may not be less than 100% of the fair market value of our Common Stock on the date of grant. The fair market value is generally determined as the closing price of the Common Stock on the trading day immediately preceding the determination date. In the case of certain 10% shareholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant. An exception to these requirements is made for options that the Company grants in substitution for options held by employees of companies that the Company acquires. In such a case the exercise price is adjusted to preserve the economic value of the employee's stock option from his or her former employer.

     The term of each stock option is fixed by the Compensation Committee and may not exceed 10 years from the date of grant. The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the Compensation Committee.

     In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of Common Stock (which if acquired from the Company have been held by the optionee for at least six months), or by means of a broker-assisted cashless exercise. Payment must include the amount (if any) of federal and/or other taxes which the Company may, in its judgement, be required to withhold with respect to the exercise of the option.

     Stock options granted under the 2002 Stock Incentive Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, the Company may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns. In such a case the optionee must provide prior written notice to the Company, in a form satisfactory to the Company, of such transfer.

     OTHER AWARDS. The Compensation Committee may also award restricted stock, which is shares of Common Stock subject to restrictions.

     EFFECT OF CERTAIN CORPORATE TRANSACTIONS. Certain corporate transactions involving us, such as a sale of the Company, may cause awards granted under the 2002 Stock Incentive Plan to vest, unless the awards are continued or substituted for by the acquiring or surviving entity in connection with the corporate transaction.

     ADJUSTMENTS FOR STOCK DIVIDENDS AND SIMILAR EVENTS. The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2002 Stock Incentive Plan, including the individual limitations on awards, to reflect Common Stock dividends, stock splits and other similar events.

     SECTION 162(m) OF THE INTERNAL REVENUE CODE. Section 162(m) of the Internal Revenue Code limits publicly-held companies such as the Company to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The 2002 Stock Incentive Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

     To qualify as performance-based:

     (i) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

     (ii) the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

     (iii) the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by shareholders of the corporation before payment is made in a separate vote; and

     (iv) the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

     In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (iv) above) is inapplicable, if the grant or award is made by the compensation committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

     Under the 2002 Stock Incentive Plan, one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total shareholder return and earnings per share criteria), are used exclusively by the Compensation Committee in establishing performance goals:

     -    total shareholder return;

     - such total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index;

     -    net income;

     -    pretax earnings;

     - earnings before interest expense, taxes, depreciation and amortization;

     - pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;

     -    operating margin;

     -    earnings per share;

     -    return on equity;

     -    return on capital;

     -    return on investment;

     -    operating earnings;

     -    working capital;

     -    ratio of debt to shareholders' equity; and

     -    revenue.

     Under the Internal Revenue Code, a director is an "outside director" of the Company if he or she is not a current employee of the Company; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the Company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the Company in any capacity other than as a director.

     The maximum number of shares of Common Stock subject to options that can be awarded under the 2002 Stock Incentive Plan to any person is 100,000 per year. The maximum number of shares of Common Stock that can be awarded under the 2002 Stock Incentive Plan to any person, other than pursuant to an option, is 50,000 per year.

FEDERAL INCOME TAX CONSEQUENCES

     INCENTIVE STOCK OPTIONS. The grant of an option will not be a taxable event for the grantee or for the Company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our Common Stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of Common Stock for at least two years after the date of grant and for one year after the date of exercise (the "holding period requirement"). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

     For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

     If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the Common Stock in an amount generally equal to the excess of the fair market value of the Common Stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

     NON-QUALIFIED OPTIONS. The grant of an option will not be a taxable event for the grantee or the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of Common Stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

     If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member's tax basis in the shares of Common Stock will be the fair market value of the shares of Common Stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee's estate for estate tax purposes.

     RESTRICTED STOCK. A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of Common Stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the Common Stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the Common Stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

                              VOTING PROCEDURES

         Shares can be voted only if the stockholder is present in person or by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the above address a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

         Directors are elected by a plurality of the affirmative votes cast at the Annual Meeting. Proposal 2 must be approved by the affirmative vote of a majority of the outstanding common stock entitled to vote at the Annual Meeting. Proposal 3 must be approved by the affirmative vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting. Unless otherwise indicated, proxies will be voted "FOR" Proposals 1 through 3.

         For purposes of the election of directors, abstentions and "non-votes" will have no effect on the vote. For purposes of Proposal 2, abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. For purposes of Proposal 3, abstentions and "non-votes" will have no effect on the vote.

                             INDEPENDENT AUDITORS

         The accounting firm of Ernst & Young LLP ("E&Y") has acted as the Company's independent auditors for the year ended October 31, 2001 and has been selected by the Board to act as such for 2002. Representatives of E&Y are expected to be present at the stockholders meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions.

         AUDIT FEES The aggregate fees billed for professional services rendered by E&Y for the audit of the Company's annual financial statements for the fiscal year ended October 31, 2001 was $68,702. In addition, $19,277 was billed for quarterly reviews of the Company's quarterly reports.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES E&Y performed no financial information system design or implementation work for the Company during the fiscal year ended October 31, 2001.

         ALL OTHER FEES The aggregate fees billed for all other professional services rendered by E&Y for the fiscal year ended October 31, 2001 was approximately $74,000.

         The Audit Committee of the Board of Directors has considered whether the provision of the services covered under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees" above are compatible with maintaining E&Y's independence.

                            STOCKHOLDER PROPOSALS

         All stockholder proposals intended to be included in the Company's 2003 proxy must be received by the Company no later than October 11, 2002 and must otherwise comply with the rules of the Securities and Exchange Commission for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

         Except in the case of proposals made in accordance with Rule 14a-8, stockholders intending to bring any business before an annual meeting of stockholders must deliver written notice thereof to the Company not less than 45 days prior to the anniversary of the date on which the Company first mailed its proxy materials for its immediately preceding annual meeting of stockholders. The deadline for matters to be presented at the 2003 Annual Meeting of Stockholders is December 26, 2002. If a stockholder gives notice of such a proposal after the December 26, 2002 deadline, the Company' proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company's 2003 annual meeting.

                                OTHER MATTERS

         Management knows of no matters to be presented for action at the meeting other than those mentioned above. However, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such other matters in accordance with their judgment of the best interests of the Company.

                                     By Order of the Board of Directors

                                     /s/ George P. Barker
                                     --------------------

                                     George P. Barker
                                     Secretary

[X]     PLEASE MARK VOTES                              REVOCABLE PROXY
        AS IN THIS EXAMPLE                      MARTEK BIOSCIENCES CORPORATION

                                                                                                                  WITH-   FOR ALL
                                                                                                          FOR     HOLD    EXCEPT
   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS             The proxies are instructed to          [ ]      [ ]     [ ]
     ANNUAL MEETING OF STOCKHOLDERS - MARCH 14, 2002               vote as follows:

    The undersigned holder of the Common Stock of Martek
Biosciences Corporation (the "Corporation") acknowledges
receipt of the Proxy Statement and Notice of Annual
Meeting of Stockholders, dated February 8, 2002 and                 Proposal 1: Election of Class I Directors.
hereby constitutes and appoints Henry Linsert, Jr. and
George P. Barker or each of them acting singularly in               HENRY LINSERT, JR., JULES BLAKE, ANN L. JOHNSON
the absence of the other, the true and lawful proxy or              AND SANDRA PANEM
proxies for and in the name of the undersigned to vote
the shares of Common Stock that the undersigned is                  INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR
entitled to vote at the Annual Meeting of Stockholders              ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT"
of the Corporation to be held on Thursday, March 14,                AND WRITE THAT NOMINEE'S NAME IN THE SPACE
2002 and at any adjournment or adjournments thereof.                PROVIDED BELOW.

                                                                    -------------------------------------------------


THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.                                                  FOR     AGAINST   ABSTAIN
                                                                    Proposal 2: To amend                 [ ]       [ ]       [ ]
                                                                    the Company's Restated
                                                                    Certificate of
                                                                    Incorporation to
                                                                    increase the number of
                                                                    shares of Common Stock
                                                                    authorized for issuance
                                                                    thereunder from
                                                                    30,000,000 to
                                                                    100,000,000 shares.




                                                                                                         FOR     AGAINST   ABSTAIN
                                                                                                         [ ]       [ ]       [ ]
                                                                    Proposal 3: To approve
                                                                    the 2002 Stock Incentive Plan.


                                                                         Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on this proxy. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE
                                                                    VOTED FOR PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE
                                                                    PROXY HOLDERS AS TO ANY OTHER MATTERS.

                                                                         Execute proxy exactly as your name appears on this form. If stock is registered in more than one name, each joint holder should sign. When signing as trustee, executor or other
                                                                    fiduciary, please so indicate.
                                        ----------------------
 Please be sure to sign and date        Date
  This Proxy in the box below
--------------------------------------------------------------



STOCKHOLDER SIGN ABOVE          CO-HOLDER (IF ANY) SIGN ABOVE
--------------------------------------------------------------

    DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.
                         MARTEK BIOSCIENCES CORPORATION
-------------------------------------------------------------------------------
                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY
-------------------------------------------------------------------------------